Exhibit 4.13

Senior Convertible Note Maturity Extension

June 20, 2019

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, California 94608

Attention: Kathleen Valiasek

Re:	Extension of Senior Convertible Note due June 14, 2019

Ladies and Gentlemen:

WHEREAS, Total Raffinage Chimie S.A. (the “Investor”) is the holder of that certain Senior Convertible Note due June 14, 2019, issued by Amyris, Inc. (the “Company”) in the principal amount of $9,705,000, (the “Note”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Note), which Note is convertible into shares (the “Conversion Shares”, and, together with the Note, the “Securities”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms of the Note, pursuant and subject to the terms and conditions set forth in that certain Exchange Agreement, dated May 15, 2019, between the Company and the Investor, and this agreement (this “Agreement”); and

WHEREAS, the Company and the Investor desire to extend the maturity date of the Note and to make certain other changes to the Note as set forth herein.

NOW, THEREFORE, in consideration of the promises, undertakings and obligations set forth herein, the sufficiency of which consideration is hereby acknowledged, each of the undersigned parties agree with each other as follows:

1. Extension of Maturity Date. Subject to the terms and conditions of this Agreement, effective June 14, 2019, (i) the maturity date of the Note shall be extended to July 18, 2019, and (ii) the Note shall provide that the Company shall not effect any conversion thereof, and Investor shall not have the right to convert any portion thereof, to the extent that such Investor (together with such Investor’s Affiliates, and any Persons acting as a group together with such Investor or any of such Investor’s Affiliates) would beneficially own in excess of 9.9% of the Company’s issued and outstanding shares of Common Stock after giving effect to such conversion, unless 61 days’ prior notice to waive such provision is given in writing by the Investor. In connection therewith, the Company shall re-issue the Note in the form set forth in Exhibit A attached hereto, and the Investor shall return the existing Note, each in accordance with the provisions of Section 2 below. For the avoidance of doubt, the Investor waives any failure by the Company to pay the principal of, and accrued and unpaid interest on, the Note on or prior to June 14, 2019.

2. Mechanics of Note Issuance and Cancellation. Within three (3) business days from the date hereof, (i) the Company shall re-issue the Note, in the form set forth in Exhibit A attached hereto, by delivering an originally executed re-issued Note to Investor’s counsel at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, NY 10020, Attn: Brian Lee, and (ii) the Investor shall return the originally executed existing Note to the Company at its headquarters, for cancellation, it being acknowledged by the Company that the existing Note shall not be cancelled until and unless an attorney at Dentons US LLP acknowledges receipt of the re-issued Note on behalf of Investor. For the avoidance of doubt, the parties agree that the re-issuance of the Note reflecting the terms of this Agreement is solely for the convenience of Investor and shall not be deemed the issuance of a new security distinct from the Note.

3. Representations and Warranties of the Company. The Company represents and warrants to the Investor that, as of the date hereof:

(a)        Organization and Standing. The Company and each of its Significant Subsidiaries (as defined in Regulation S-X of the Securities Act) is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each of its Significant Subsidiaries has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Significant Subsidiaries is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Agreement or the Note.

(b)        Power. The Company has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)        Authorization. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Capitalization. The capitalization of the Company, on a fully diluted basis, is as set forth herein as Schedule 4(d), which information is true, complete and accurate.

(e) Validity of Note and Waiver of Defenses. The Company acknowledges the validity, priority and enforceability of the Note as a debt instrument and any of the obligations thereunder and waives (on behalf of itself, and any other person, entity or other party in interest that may claim by, through, or on the Company’s behalf) any right, claim, or defense to the Note or any of the obligations thereunder on the grounds that they should be recharacterized as or subordinated to the level of equity.

4. Representations and Warranties of the Investor. The Investor hereby represents and warrants to and covenants with the Company that, as of the date hereof:

(a) Organization and Good Standing. The Investor is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Due Authorization. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement.

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5. Covenants and Negative Covenants of the Company.

(a) Indebtedness. Until such time as the Note is paid in full or converted into Conversion Shares, the Company shall not, without the prior written consent of the Investor, make any cash payment on or with respect to the principal amount of, or purchase, redeem, defease or otherwise settle in whole or in part any Indebtedness of the Company, except that the Company may (i) make regularly scheduled interest payments on Indebtedness of the Company outstanding as of the date hereof, (ii) purchase, redeem, defease or otherwise settle, in whole or in part, any Indebtedness of the Company by means of the conversion of such Indebtedness into shares of Common Stock, and (iii) pay up to $200,000 in the aggregate in connection with certain principal amortization payments to holders of Indebtedness of the Company outstanding as of the date hereof. For purposes of this Section 5, “Indebtedness” shall mean any amount, excluding trade payables occurring in the ordinary course of business, that (i) is owed by the Company resulting from borrowed money, or (ii) is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

(b) Removal of Restrictive Legend(s). At such time as the Investor shall be eligible to sell securities of the Company that Investor holds pursuant to Rule 144(b) of the Securities Act (“Rule 144(b)”), the Company shall use best efforts to promptly remove any restrictive legend relating to the Securities Act on Investor’s restricted securities that are eligible to be sold under Rule 144(b). Such best effort shall include, but is not limited to, Company’s diligent efforts following the date hereof and prior to Investor becoming Rule 144(b) eligible, to work with its outside counsel and transfer agent to prepare forms of documentation relating to removal of the aforementioned restrictive legend(s). The Company agrees that securities of the Company that Investor acquired from the Company (or from an Affiliate of the Company) more than one year prior to the relevant date of determination are eligible for resale under Rule 144(b) on the date that is 91 days following such time as (i) Investor beneficially owns less than 10% of the Company’s outstanding shares of Common Stock and (ii) Investor does not have a designee on the Board of Directors of the Company.

6. Disclosure. At or prior to 9:00 a.m., New York City time, on the second business day after the date hereof, the Company shall file a press release or Current Report on Form 8-K announcing the execution of this Agreement, which press release or Current Report on Form 8-K the Company acknowledges and agrees will disclose all material non-public information, if any, with respect to the terms of this Agreement.

7. Waiver and Amendment. Neither this Agreement, the Note nor any provisions hereof shall be modified, changed, discharged, waived or terminated except by an instrument in writing signed by the Company and the Investor.

8. Waiver of Jury Trial. EACH OF THE COMPANY AND THE INVESTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9. Governing Law/Venue. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Each of the Company and the Investor (a) agrees that any legal suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York; (b) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding; and (c) irrevocably consents to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

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10. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11. Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other transmission (e.g. , “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

12. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid overnight courier or registered or certified mail, return receipt requested, postage prepaid to, in the case of the Company, the following address and, in the case of the Investor, the address provided on the signature page of the Investor (or such other address as any party shall have specified by notice in writing to the other):

If to the Company:	Amyris, Inc. 5885 Hollis Street, Suite 100 Emeryville, California 94608 Fax: Attention: General Counsel

13. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

14. Severability. If any term or provision (in whole or in part) of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15. Release. In consideration of the agreements of the Investor set forth in this Agreement, the Company, its affiliates and subsidiaries, and all of their respective directors, officers, agents, heirs, personal representatives, predecessors, successors and assigns (individually and collectively, the “Releasors”), hereby fully, finally, and forever release and discharge the Investor, its affiliates and subsidiaries, and its any of their successors, assigns, directors, officers, employees, agents, and representatives (including those on the board of Company or any of its subsidiaries or affiliates) from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits of whatever kind or nature, in law or equity, the Releasors or any of them have, whether known or unknown, in respect of, relating to, or concerning this Agreement, the Securities, or any other potential agreement or transaction relating to the Securities arising from events occurring prior to the date hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

AMYRIS, INC.

By: /s/ Kathleen Valiasek

Name: Kathleen Valiasek

Title: Chief Business Officer

[Note Maturity Extension Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

INVESTOR:

TOTAL RAFFINAGE CHIMIE S.A.

By: /s/ Frédéric Gimenez_______

Name: Frédéric Gimenez

Title: Senior VP Corporate Affairs

Address for Notices:

TOTAL RAFFINAGE CHIMIE S.A.

2 place Jean Millier

92400 Courbevoie, FRANCE

Attention:

[Note Maturity Extension Signature Page]

Exhibit A

Form of Re-Issued Note

See attached.

THIS SECURITY AND THE SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2)	AGREES FOR THE BENEFIT OF AMYRIS, INC. THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)	AMYRIS, INC. OR ANY SUBSIDIARY THEREOF, OR
(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT.

THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY ARE HELD BY AN AFFILIATE OF THE COMPANY AND ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER UNDER RULE 144 UNDER THE SECURITIES ACT.

AMYRIS, INC.

Senior Convertible Note

Issuance Date: May 29, 2014	U.S. $9,705,000
Exchange Date: May 15, 2019
Re-issued June __, 2019

Amyris, Inc., a company duly incorporated and validly existing under the laws of the state of Delaware in the United States of America (the “Company”), which term includes any successor corporation, for value received hereby promises to pay to Total Raffinage Chimie SA or its registered assigns (the “Holder”), the principal sum of NINE MILLION SEVEN HUNDRED FIVE THOUSAND UNITED STATES DOLLARS (U.S. $9,705,000) on July 18, 2019 (the “Maturity Date”). The Principal Amount of this Note and interest thereon, as provided herein, shall be payable at any office maintained by the Company for such purpose. The Company will pay principal of this Note and interest thereon, as provided herein, in immediately available funds to the Holder on the Maturity Date and each Fundamental Change Purchase Date or other payment date, as the case may be.

This Senior Convertible Note (this “Note”) is issued pursuant to that certain Senior Convertible Note Maturity Extension, dated June 20, 2019, by and between the Company and the Holder (the “Agreement”) in connection with the re-issuance of that certain Senior Convertible Note due June 14, 2019, with an aggregate principal amount of $9,705,000 (the “Original Note”), which was originally issued pursuant to that certain exchange agreement dated May 15, 2019, pursuant to which the Original Note was issued in exchange for a certain 6.50% Convertible Senior Note due 2019, which was issued pursuant to an Indenture dated as of May 29, 2014 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Indenture. In the case of any conflict between this Note and the Indenture, the provisions of this Note shall control. For the avoidance of doubt, all references herein to the Indenture refer to the form of the Indenture, regardless of whether the Indenture continues to be in force and effect, except that all references to the Trustee therein shall be deemed, to the extent applicable, to refer to the Holder to the extent applicable, and otherwise shall be disregarded.

Interest. The Note will bear interest at a rate of 6.50% per year. Interest on the Note will accrue from, and including, May 15, 2019, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable on the Maturity Date. In certain circumstances, the Holder shall be entitled to receive Additional Interest in accordance with the terms and provisions of Section 8.03 of the Indenture, which is incorporated herein by reference mutatis mutandis. Payments of the Fundamental Change Purchase Price that are not made when due will accrue interest per annum at the then-applicable interest rate for the Note from the required date of payment.

Interest will be paid to the person in whose name the Note is registered at the Close of Business on the Business Day preceding the Maturity Date. Interest on the Note will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest will cease to accrue on the Note upon its maturity, conversion, or repurchase in connection with a Fundamental Change.

Ranking. The Note constitutes a general unsecured and unsubordinated obligation of the Company.

Validity of Note and Waiver of Defenses. The Company acknowledges the validity, priority and enforceability of this Note as a debt instrument and any of the obligations hereunder and waives (on behalf of itself, and any other person, entity or other party in interest that may claim by, through, or on the Company’s behalf) any right, claim, or defense to this Note or the obligations hereunder on the grounds that they should be recharacterized as or subordinated to the level of equity.

No Redemption at the Option of the Company. The Note may not be redeemed at the option of the Company and no sinking fund is provided for the Note.

Purchase at the Option of the Holder Upon a Fundamental Change. Subject to the terms and conditions of Article 7 of the Indenture, which is incorporated herein by reference mutatis mutandis, the Company shall become obligated, at the option of the Holder, to repurchase the Note if a Fundamental Change occurs at any time prior to the Maturity Date at 100% of the Principal Amount together with accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, which amount will be paid in cash.

Withdrawal of Fundamental Change Purchase Notice. Holder has the right to withdraw, in whole or in part, any Fundamental Change Purchase Notice by delivering to the Company a written notice of withdrawal in accordance with Article 7 of the Indenture, or in the event this Note is held in book entry form, in accordance with the Applicable Procedures of DTC. The right to withdraw the Fundamental Change Purchase Notice will terminate at the Close of Business on the Business Day immediately preceding the relevant Fundamental Change Purchase Date.

Payment of Fundamental Change Purchase Price. If money sufficient to pay the Fundamental Change Purchase Price of this Note on a Fundamental Change Purchase Date is deposited with the Company on the Fundamental Change Purchase Date, this Note will cease to be outstanding and interest will cease to accrue on this Note (or portions thereof) immediately after the Close of Business on such Fundamental Change Purchase Date, and the Holder thereof shall have no other rights as such (other than the right to receive the Fundamental Change Purchase Price upon surrender of this Note).

Conversion. Subject to and upon compliance with the relevant provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Article 6 thereof, which is incorporated herein by reference mutatis mutandis), the Holder has the right, at its option, to convert the Principal Amount hereof or any portion of such principal which is $1,000 or an integral multiple of $1,000 in excess thereof, into shares of Common Stock at the Applicable Conversion Rate. The Conversion Rate is initially 17.8073 shares of Common Stock per $1,000 Principal Amount of Notes (equivalent to an initial Conversion Price of approximately $56.16), subject to adjustment in certain events described in the Indenture, as and to the extent provided therein. Upon conversion, the Company will deliver shares of Common Stock and Early Conversion Payment, if applicable, as set forth in the Indenture. No fractional shares will be issued upon any conversion, but a payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion. If the Holder is exercising its right to require repurchase on a Fundamental Change Purchase Date, this Note may be converted only if the Holder withdraws the related election to exercise such right in accordance with the applicable terms of the Indenture, which are incorporated herein by reference mutatis mutandis. Notwithstanding the foregoing, the Company shall not effect any conversion of this Note, and Holder shall not have the right to convert any portion of this Note, to the extent that such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of 9.9% of the Company’s issued and outstanding shares of Common Stock after giving effect to such conversion, unless 61 days’ prior notice to waive this provision is given in writing by the Holder.

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, repurchase, or conversion of this Note in part only, the Company shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary.

Events of Default. Article 8 of the Indenture is incorporated herein by reference mutatis mutandis. For the avoidance of doubt, subject to certain exceptions identified in Article 8 of the Indenture, if an Event of Default shall occur and be continuing, the Principal Amount plus interest through such date on the Note may be declared due and payable by the Holder, who shall be entitled to any and all remedies available to the Trustee under the Indenture. Any notice required to be provided to the Trustee under the terms of the Indenture shall be provided to the Company. Failure to pay any and all obligations under this Note on the Maturity Date shall constitute an Event of Default and immediate and automatic acceleration thereof making such obligations due and payable immediately, without any requirement of notice or any other action, permitting the Holder to enforce payment thereof pursuant to all remedies available to the Trustee under the Indenture.

Registration of Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in the United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

Denominations. This Note is issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, as provided in the Indenture and subject to certain limitations therein set forth. This Note is exchangeable for a like aggregate Principal Amount of a different authorized denomination, as requested by the Holder surrendering the same.

Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Waiver of Jury Trial.  EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Consent to Jurisdiction. The Company and Holder hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in the State and City of New York, County and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Company and Holder each hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County and Borough of Manhattan.

Venue. The Company and Holder hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Note in any New York State or federal court. The Company and Holder each hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AMYRIS, INC.

By: ______________________

Name: Kathleen Valiasek

Title: Chief Business Officer

Date: June __, 2019